EXHIBIT 99

MBT Financial Corp. Announces First Quarter 2015 Profit

MONROE, Mich., April 27, 2015 – MBT Financial Corp., (Nasdaq: MBTF), the parent company of Monroe Bank & Trust, reported a net profit of $2,777,000 ($0.12 per share, basic and diluted), in the first quarter of 2015, compared to a profit of $1,767,000 ($0.08 per share, basic and diluted), in the first quarter of 2014.

Earnings for the Company improved this quarter due to an increase in the net interest income and a decrease in the provision for loan losses. The net interest margin increased from 3.18% in the first quarter of 2014 to 3.27% in the first quarter of 2015, and the average amount of interest earning assets increased $75.6 million. As a result, net interest income improved by 10.0% in the first quarter of 2015 compared to the first quarter of 2014. Excluding the impact of some non-recurring loan fees that are included in net interest income, the net interest margin was down slightly, to 3.17%, but the net interest income still increased compared to the first quarter of 2014.

The provision for loan losses decreased $900,000 compared to the first quarter of 2014 as improving asset quality and recoveries of loans previously charged off allowed the bank to maintain an adequate Allowance for Loan Losses while recording a negative provision in the first quarter of 2015. Loans charged off during the quarter totaled only $322,000, while over $1.1 million was recovered on loans charged off previously, including $469,000 on one commercial real estate credit. Total Loans increased $8.5 million during the first quarter of 2015, but the continued improvement in asset quality enabled the Company to reduce the Allowance for Loan and Lease Losses from 2.16% of loans at the end of 2014 to 2.13% as of the end of the first quarter of 2015.

Non-interest income decreased $39,000, or 1.1% in the first quarter of 2015 compared to the first quarter of 2014. Excluding gains and losses from securities and other real estate transactions, non-interest income increased $57,000, or 1.6% as Wealth Management fees increased $88,000, or 7.8% as assets under management grew due to new client activity and market value appreciation, and Debit Card income increased $75,000, or 15.3% due to increased debit card activity.

Total non-interest expenses increased $120,000, or 1.2% in the first quarter of 2015 compared to the first quarter of 2014. Salaries and benefits increased $146,000, or 2.5% as a result of increases in the accrual for the Officer Incentive Plan and in salaries and wages. Occupancy expense increased $76,000, or 10.2%, mainly due to higher maintenance expenses. Professional fees increased $158,000, or 37.8%, largely due to higher legal and consulting fees. FDIC insurance decreased $226,000 due to a decrease in our assessment rate following the termination of the Bank’s Consent Order with the FDIC and the State of Michigan in the second quarter of 2014.

Total assets of the company increased $28.4 million, or 2.2% compared to December 31, 2014. Total loans increased $8.5 million since the end of 2014. Capital increased $5.7 million since the end of last year due to the year to date profit of $2.8 million and the improvement of $2.8 million in the Accumulated Other Comprehensive Income (AOCI). The AOCI improved due to an increase in the market values of our investment securities that are classified as available for sale. The ratio of equity to assets increased from 10.52% at the end of 2014 to 10.72% at March 31, 2015. The Bank’s Tier 1 Leverage ratio increased from 9.55% as of December 31, 2014 to 10.20% as of March 31, 2015.

H. Douglas Chaffin, President and CEO, commented, “Local and national economic indicators continue to improve, and we are cautiously monitoring the recent signs of relative strength in the local and regional recovery. While we remain concerned about the effect of global and national issues on our local economy, we are optimistic that our progress will continue in 2015. We will continue our efforts to improve profitability by growing our loan portfolio and improving our operational efficiency. Our current environment still presents challenges, but we remain confident in our ability to maintain our position as the premier independent provider of financial services in the communities we serve.”

Conference Call

MBT Financial Corp. will hold a conference call to discuss the first quarter results on Tuesday, April28, 2015, at 10:00 a.m. Eastern Time. The call will be webcast and can be accessed at the Investor Relations/Corporate Profile page of MBT Financial Corp.’s web site www.mbandt.com. The call can also be accessed in the United States by calling toll free (877) 510-3783. The toll free number for callers in Canada is (855) 669-9657 and international callers can access the call at (412) 902-4136. A replay will be available one hour after the conclusion of the call at (877) 344-7529, Conference #10063186. The replay will be available until May 29, 2015 at 9:00 a.m. Eastern. The webcast will be archived on the Company’s web site and available for twelve months following the call.

About the Company:

MBT Financial Corp. (NASDAQ: MBTF), a bank holding company headquartered in Monroe, Michigan, is the parent company of Monroe Bank & Trust (“MBT”). Founded in 1858, MBT is one of the largest independently owned community banks in Southeast Michigan.  With over $1.3 billion in assets, MBT is a full-service bank, offering a complete range of business and personal accounts, credit and mortgage options, investment and retirement services and award-winning financial literacy outreach.  MBT employee volunteers contribute approximately 9,000 hours of community service annually. MBT’s Commercial Lending Group is a top SBA and MEDC lending partner. MBT’s Wealth Management Group (“WMG”) is one of the largest and most respected in Michigan.  The Michigan Bankers Association ranks MBT fourth among all Michigan banks for total trust assets. With 25 offices, 47 ATMs, convenient mobile and online banking, a robust online and social media presence and a comprehensive array of products and services, MBT prides itself in offering World Class Banking with a Local Address. Visit MBT’s website at www.mbandt.com.

Forward-Looking Statements

Certain statements contained herein are not based on historical facts and are “forward-looking statements” within the meaning of Section 21A of the Securities Exchange Act of 1934. Forward-looking statements which are based on various assumptions (some of which are beyond the Company’s control), may be identified by reference to a future period or periods, or by the use of forward-looking terminology, such as “may,” “will,” “believe,” “expect,” “estimate,” “anticipate,” “continue,” or similar terms or variations on those terms, or the negative of these terms. Actual results could differ materially from those set forth in forward-looking statements, due to a variety of factors, including, but not limited to, those related to the economic environment, particularly in the market areas in which the Company operates, competitive products and pricing, fiscal and monetary policies of the U.S. Government, changes in government regulations affecting financial institutions, including regulatory fees and capital requirements, changes in prevailing interest rates, acquisitions and the integration of acquired businesses, credit risk management, asset/liability management, change in the financial and securities markets, including changes with respect to the market value of our financial assets, the availability of and costs associated with sources of liquidity, and the ability of the Company to resolve or dispose of problem loans. The Company undertakes no obligation to update or clarify forward-looking statements, whether as a result of new information, future events or otherwise.

MBT FINANCIAL CORP.

CONSOLIDATED FINANCIAL HIGHLIGHTS - UNAUDITED

	Quarterly
	2015	2014	2014	2014	2014
(dollars in thousands except per share data)	1st Qtr	4th Qtr	3rd Qtr	2nd Qtr	1st Qtr

EARNINGS
Net interest income	$9,342	$8,802	$8,852	$8,552	$8,495
FTE Net interest income	$9,474	$8,934	$8,989	$8,693	$8,640
Provision for loan and lease losses	$(800)	$-	$(700)	$100	$100
Non interest income	$3,625	$3,980	$2,125	$3,584	$3,664
Non interest expense	$9,819	$9,815	$9,362	$9,791	$9,699
Net income	$2,777	$2,149	$1,712	$1,687	$1,767
Basic earnings per share	$0.12	$0.09	$0.08	$0.08	$0.08
Diluted earnings per share	$0.12	$0.09	$0.07	$0.08	$0.08
Average shares outstanding	22,721,845	22,697,204	22,691,593	22,205,086	20,818,727
Average diluted shares outstanding	22,906,334	22,956,549	22,986,918	22,498,236	21,112,926

PERFORMANCE RATIOS
Return on average assets	0.89%	0.70%	0.56%	0.57%	0.60%
Return on average common equity	8.28%	6.45%	5.21%	5.50%	6.34%

Base Margin	3.10%	3.07%	3.09%	3.08%	3.11%
FTE Adjustment	0.05%	0.05%	0.05%	0.05%	0.05%
Loan Fees	0.12%	0.02%	0.03%	0.02%	0.02%
FTE Net Interest Margin	3.27%	3.14%	3.17%	3.15%	3.18%

Efficiency ratio	73.66%	75.19%	71.66%	75.85%	76.14%
Full-time equivalent employees	355	366	370	367	371

CAPITAL
Average equity to average assets	10.70%	10.78%	10.71%	10.28%	9.47%
Book value per share	$6.17	$5.92	$5.76	$5.68	$5.55
Cash dividend per share	$-	$-	$-	$-	$-

ASSET QUALITY
Loan Charge-Offs	$322	$455	$3,353	$1,662	$674
Loan Recoveries	$1,105	$533	$2,182	$405	$523
Net Charge-Offs	$(783)	$(78)	$1,171	$1,257	$151

Allowance for loan and lease losses	$13,191	$13,208	$13,130	$15,001	$16,158

Nonaccrual Loans	$12,329	$13,040	$13,351	$19,048	$23,108
Loans 90 days past due	$3	$10	$7	$4	$29
Restructured loans	$22,788	$22,896	$24,094	$29,658	$32,248
Total non performing loans	$35,120	$35,946	$37,452	$48,710	$55,385
Other real estate owned & other assets	$4,893	$5,633	$6,043	$7,933	$9,784
Nonaccrual Investment Securities	$-	$-	$-	$3,403	$3,262
Total non performing assets	$40,013	$41,579	$43,495	$60,046	$68,431

Classified Loans	$46,668	$48,978	$48,662	$63,665	$69,111
Other real estate owned & other assets	$4,893	$5,633	$6,043	$7,933	$9,784
Classified Investment Securities	$-	$-	$-	$9,379	$9,505
Total classified assets	$51,561	$54,611	$54,705	$80,977	$88,400

Net loan charge-offs to average loans	-0.52%	-0.05%	0.78%	0.84%	0.10%
Allowance for loan losses to total loans	2.13%	2.16%	2.24%	2.50%	2.73%
Non performing loans to gross loans	5.67%	5.88%	6.39%	8.12%	9.36%
Non performing assets to total assets	3.06%	3.25%	3.47%	4.96%	5.62%
Classified assets to total capital	35.70%	41.64%	42.73%	63.80%	73.15%
Allowance to non performing loans	37.56%	36.74%	35.06%	30.80%	29.17%

END OF PERIOD BALANCES
Loans and leases	$619,385	$610,880	$586,152	$599,803	$592,024
Total earning assets	$1,196,949	$1,160,371	$1,135,016	$1,093,461	$1,100,263
Total assets	$1,307,053	$1,278,657	$1,251,812	$1,209,831	$1,217,812
Deposits	$1,135,312	$1,111,811	$1,089,484	$1,049,789	$1,056,611
Interest Bearing Liabilities	$914,569	$908,590	$894,753	$869,843	$873,532
Shareholders’ equity	$140,208	$134,536	$130,652	$128,794	$118,107
Tier 1 Capital (Bank)	$131,235	$117,944	$114,898	$111,929	$104,691
Total Shares Outstanding	22,730,647	22,718,077	22,694,906	22,690,142	21,266,380

AVERAGE BALANCES
Loans and leases	$615,994	$606,060	$597,771	$598,392	$596,925
Total earning assets	$1,176,825	$1,131,448	$1,124,988	$1,106,590	$1,101,215
Total assets	$1,270,661	$1,225,996	$1,217,640	$1,196,912	$1,192,791
Deposits	$1,124,633	$1,085,325	$1,079,425	$1,058,873	$1,066,036
Interest Bearing Liabilities	$917,079	$880,276	$884,832	$880,030	$884,809
Shareholders’ equity	$135,971	$132,121	$130,404	$123,011	$113,000

MBT FINANCIAL CORP.

CONSOLIDATED STATEMENTS OF INCOME - UNAUDITED

	Quarter Ended March 31,
Dollars in thousands (except per share data)	2015	2014

Interest Income
Interest and fees on loans	$7,432	$7,079
Interest on investment securities-
Tax-exempt	275	307
Taxable	2,428	2,118
Interest on balances due from banks	26	32
Total interest income	10,161	9,536

Interest Expense
Interest on deposits	645	855
Interest on borrowed funds	174	186
Total interest expense	819	1,041

Net Interest Income	9,342	8,495
Provision For Loan Losses	(800)	100

Net Interest Income After
Provision For Loan Losses	10,142	8,395

Other Income
Income from wealth management services	1,222	1,134
Service charges and other fees	894	932
Debit Card income	564	489
Net gain on sales of securities	236	57
Net gain (loss) on other real estate owned	(263)	12
Origination fees on mortgage loans sold	129	62
Bank Owned Life Insurance income	271	354
Other real estate owned rent	34	135
Other	538	489
Total other income	3,625	3,664

Other Expenses
Salaries and employee benefits	5,874	5,728
Occupancy expense	820	744
Equipment expense	734	617
Marketing expense	246	203
Professional fees	576	418
Other real estate owned expense	126	339
FDIC deposit insurance assessment	414	640
Bonding and other insurance expense	230	264
Telephone expense	95	143
Other	704	603
Total other expenses	9,819	9,699

Profit Before Income Taxes	3,948	2,360
Income Tax Expense	1,171	593
Net Profit	$2,777	$1,767

Basic Earnings Per Common Share	$0.12	$0.08

Diluted Earnings Per Common Share	$0.12	$0.08

Dividends Declared Per Common Share	$-	$-

MBT FINANCIAL CORP.

CONSOLIDATED BALANCE SHEETS

	(Unaudited)
Dollars in thousands	March 31, 2015	December 31, 2014

Assets
Cash and Cash Equivalents
Cash and due from banks
Non-interest bearing	$11,434	$15,957
Interest bearing	40,123	36,165
Total cash and cash equivalents	51,557	52,122

Securities - Held to Maturity	36,354	32,613
Securities - Available for Sale	493,550	473,176
Federal Home Loan Bank stock - at cost	7,537	7,537
Loans held for sale	662	548

Loans	618,723	610,332
Allowance for Loan Losses	(13,191)	(13,208)
Loans - Net	605,532	597,124

Accrued interest receivable and other assets	26,299	29,465
Other Real Estate Owned	4,888	5,615
Bank Owned Life Insurance	52,096	51,825
Premises and Equipment - Net	28,578	28,632
Total assets	$1,307,053	$1,278,657

Liabilities
Deposits:
Non-interest bearing	$235,743	$218,221
Interest-bearing	899,569	893,590
Total deposits	1,135,312	1,111,811

Repurchase agreements	15,000	15,000
Accrued interest payable and other liabilities	16,533	17,310
Total liabilities	1,166,845	1,144,121

Shareholders’ Equity
Common stock (no par value)	23,120	23,037
Retained Earnings	116,909	114,132
Accumulated other comprehensive income (loss)	179	(2,633)
Total shareholders’ equity	140,208	134,536
Total liabilities and shareholders’ equity	$1,307,053	$1,278,657

FOR FURTHER INFORMATION:
H. Douglas Chaffin	John L. Skibski
Chief Executive Officer	Chief Financial Officer
(734) 384-8123	(734) 242-1879
doug.chaffin@mbandt.com	john.skibski@mbandt.com